Investor Contact:	Dow Jones & Company
Mark Donohue	200 Liberty Street
Director, Investor Relations	New York, NY 10281
(609) 520-5660

Media Contact:
Jennifer Dauble
Corporate Communications
(212) 416-4952

DOW JONES REPORTS IMPROVED REVENUE

AND PROFIT FOR FIRST QUARTER 2006

Provides 2nd Quarter Outlook

NEW YORK (April 18, 2006)—Dow Jones & Company (NYSE: DJ) today reported that it earned 74 cents per diluted share during the first quarter of 2006, compared with 10 cents per diluted share in the first quarter of 2005.  Excluding the special items explained herein, but including about six cents per share of expected losses from the Weekend Edition of The Wall Street Journal and an incremental loss of two cents per share as a result of an accounting change for employee stock options, the Company earned 14 cents per diluted share during the first quarter of 2006, up 27% over the 11 cents per diluted share earned in the first quarter of 2005.  Revenue of $452.2 million increased 9.7% over the first quarter of 2005, driven by gains at each of the company’s three business segments and in particular at the U.S. Wall Street Journal and Dow Jones Online.  Operating income declined to $1.4 million from $17.0 million in the first quarter of 2005 due to restructuring charges and other items.  Excluding these charges, operating income increased 31.5% to $22.3 million compared to the first quarter of 2005, mainly due to improved performance at Consumer and Enterprise Media, partially offset by a decline at Community Media.  Please refer to the attached for additional income statement and other financial information.

Special Items: As further explained in the attached Notes to Financial Information, in the first quarter of 2006, the Company recorded special items netting to 60 cents per share as a special gain of 75 cents per share, representing the excess of a contract-guarantee reserve balance over the litigation settlement amount, was partially offset by a restructuring charge of 15 cents per share in connection with a reorganization of the Company’s operations and other items.  The Company expects the annual cost savings related to this reorganization to be approximately $14.5 million.  In the first quarter of 2005, the Company recorded a special item of two cents per share loss for accretion of discount on the contract-guarantee obligation.

Commenting on first quarter results, Rich Zannino, chief executive officer of Dow Jones, said, “We’re pleased to report increased revenue and profits in the first quarter in spite of a difficult environment for most print publishers and our investment in Weekend Edition.  This performance reflects the many innovative initiatives we’ve been executing to strengthen our portfolio, improve our businesses, drive revenue and control costs.  During the quarter, we posted revenue gains at each of our business segments and improved bottom line results at Consumer and Enterprise Media as well as at our equity investments.  We also posted our third consecutive quarter of advertising gains at the U.S. Journal.”

Mr. Zannino concluded: “Our new organizational structure and leadership team, announced in February, is up and running.  This was the first step in transforming Dow Jones from a channel-focused publishing company to a franchise, market, and customer-focused media company.  We will accomplish this transformation by being everywhere our customers want us to be with high-quality, differentiated, indispensable, and conveniently accessible news, information and insight – whether in print, online, mobile or other channels – thereby maximizing the value of each of our brand franchises and consistently generating above-market total shareholder returns.”

Dow Jones said it estimates second quarter 2006 earnings per share before special items to be in the low to mid thirty cents per share range compared to the 34 cents per share earned in the second quarter of 2005.  The second quarter 2006 estimate includes losses of about six cents per share from the Weekend Edition, an incremental charge of two cents per share as a result of interest expense on the financing incurred to fund the Cantor Fitzgerald Securities and Market Data Corp settlement and a one cent per share increase in stock compensation expense as a result of a change in accounting for employee stock options.  In line with this estimate, the Company expects total linage at the U.S. Wall Street Journal, including Weekend Edition, will be up in the low to mid teens percentage range compared to the second quarter 2005, with Journal advertising revenue up slightly more than the linage increase.  Based on currently known and quantified special items in the second quarter of 2006, the Company expects reported earnings per share to be in the low to mid thirty cents per share range, compared with one cent per share earned in the second quarter of 2005.

Beginning with this report, the Company will further improve its disclosure by reporting year-over-year percent changes in advertising revenue on a monthly and quarterly basis.  Prior year data is available on the Company’s Investor Relations web site at www.dowjones.com.

Segment Results

Consumer Media revenue of $275.7 million in the first quarter of 2006 increased 13.4% versus the same period a year ago on a 17.8% increase in advertising revenue and a 5.1% gain in circulation and other revenue.  Advertising revenue at the U.S. Wall Street Journal print edition, including Weekend Edition, increased 17.9% in the first quarter (up 19.1% in March), on a linage increase of 14.9% (up 17.2% in March).  And Dow Jones Online advertising revenue increased 26% in the quarter (on a pro-forma basis, meaning including MarketWatch 2005 advertising revenue for the full year, advertising revenue increased 15%).  The 5.1% gain in circulation and other revenue at Consumer Media was driven by increases at the print Journal and at the Online Journal and Barron’s Online.  Consumer Media had an operating loss in the first quarter 2006 of $2.4 million mainly due to expected losses for Weekend Edition, but it was an improvement over a loss of $6.9 million in the first quarter 2005.

Enterprise Media revenue of $96.9 million in the first quarter of 2006 increased 6.6% over the same period a year ago, driven by increased revenue in all Enterprise Media business units.  Operating income of $23.5 million in the first quarter of 2006 increased 10.3% over last year due to the organic growth at Indexes/Ventures and Dow Jones Newswires.  Operating margin of 24.3% in the first quarter of 2006 was up from the previous year’s 23.5%.  Terminal counts at Newswires were 303,000, up 1.0% from the same period last year.

Community Media revenue of $79.6 million in the first quarter of 2006 was up 1.9% from the same period a year ago.  Advertising revenue in the first quarter 2006 increased 2.5% (up 4.9% in March), as higher preprint revenue and increased ad rates more than offset a 5.2% decline in advertising volume (up 0.2% in March).  Operating income of $10.3 million declined $3 million, or 22.5%, mainly due to higher newsprint prices, fuel costs and employee pension costs. Consequently, the operating margin in the quarter was 13.0% versus 17.1% last year.

The Company ended the first quarter of 2006 with $714 million in debt compared to $472 million at the end of the fourth quarter 2005 and $616 million at the end of the first quarter of 2005.  The increase in debt levels is primarily due to $202 million in debt incurred to finance the Company’s litigation settlement with Cantor Fitzgerald Securities and Market Data Corp.

As previously announced, the Company will host an earnings conference call at 10 a.m. EST today.  The call can be accessed via a live Web cast through the Investor Relations section of the Company’s Web site, www.dowjones.com, or through a listen-only, dial-in conference line, by dialing 877-407-9205.   A replay of the conference call and the full text of the prepared remarks will be available on the Company’s Web site in the Investor Relations section shortly after the call concludes

Dow Jones & Company (NYSE: DJ; dowjones.com) publishes The Wall Street Journal and its international and online editions, Barron's and the Far Eastern Economic Review, Dow Jones Newswires, Dow Jones Indexes, MarketWatch and the Ottaway group of community newspapers. Dow Jones is co-owner with Reuters Group of Factiva and with Hearst of SmartMoney. Dow Jones also provides news content to CNBC and radio stations in the U.S.

Information Relating To Forward-Looking Statements; Non-GAAP Reconciliation:

This press release contains forward-looking statements, such as those including the words "believe," "expect," "intend," "estimate," "anticipate," "will," “plan,” "outlook," "guidance," "forecast" and similar expressions, that involve risks and uncertainties that could cause actual results to differ materially from those anticipated including: the cyclical nature of the Company's business and the strong, negative impact of economic downturns on advertising revenues, particularly in the Company's core B2B advertising market; the risk that inconsistent trends across major advertising categories, such as technology and finance, will continue and that B2B advertising levels, particularly in technology and finance, may or may not return to historical levels; the Company's ability to expand and diversify the Journal Franchise's market segment focus beyond finance and technology; the Company's ability to limit and manage expense growth, especially in light of its prior cost cutting, its growth initiatives and its new organizational structure; intense competition for ad revenues and readers the Company's products and services face; the impact on the future circulation of the Journal and community newspapers that may be caused by the declining frequency of regular newspaper buying by young people; with respect to the new Weekend Edition, the risks that it may not generate anticipated advertising revenues, resulting in greater losses than expected in its first two years of operation, and that it may draw advertising away from the Journal’s other consumer advertising sections; the impact on online advertising revenues of fluctuations or decreases in Web site traffic levels; with respect to Newswires and other subscription-based products and services, the negative impact of business consolidations and layoffs in the financial services industry on sales; and such other risk factors as may be included from time to time in the Company's reports filed with the Securities and Exchange Commission and posted in the Investor Relations section of the Company's web site (www.dowjones.com). The Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise. This press release includes certain non-GAAP financial measures as defined under SEC rules. As required by SEC rules, we have attached to this press release a reconciliation of those measures to the most directly comparable GAAP measures.

Dow Jones & Company
Earnings Summary
(Unaudited)

(in thousands, except per share amounts)	Quarters Ended March 31
	2006	2005
Reported results:
Revenues	$452,215	$412,072

Operating income	$1,439	$16,969

Net income	$61,518	$8,180

Effective tax rate	(1.3)%	41.7%

Diluted EPS	$.74	$.10

Excluding items described in Note 3:
Operating income	$22,317	$16,969

Net income	$11,387	$9,479

Effective tax rate	40.0%	38.2%

Diluted EPS	$.14	$.11

EPS percentage change	27.3%	(50.0)%

See notes to financial information on page 11.

Reconciliation of second quarter 2006 earnings outlook:
	Quarters Ended June 30
	2006 Guidance		2005 Actual

Reported earnings per share	Low to mid		$.01
	thirty cents per share range
Adjusted to remove:
Restructuring charges			(.08)
Contract guarantee			(.01)
Gain on disposition of investments			.21
Write-down of investments			(.44)

EPS before special items	Low to mid thirty cents per share range	*	$.34 **

* Based on special items currently anticipated.
** Items do not total due to rounding.

Dow Jones & Company, Inc.
Condensed Consolidated Statements of Income
(Unaudited)

	Quarters Ended
(in thousands, except per share amounts)	March 31
	2006	2005

Revenues*:
Advertising	$247,672	$217,744
Information services	94,422	89,443
Circulation and other	110,121	104,885
Total revenues	452,215	412,072

Expenses:
News, production and technology	140,884	135,261
Selling, administrative and general	175,800	160,185
Newsprint	35,166	28,201
Print delivery costs	52,850	44,366
Depreciation and amortization	25,198	27,090
Restructuring and other items	20,878	-
Total operating expenses	450,776	395,103

Operating income	1,439	16,969

Other income (expense):
Investment income	174	295
Interest expense	(5,915)	(4,009)
Equity in earnings of associated companies	2,979	734
Contract guarantee	62,649	(1,299)
Other, net	(577)	1,339

Income before income taxes	60,749	14,029
Income taxes	(769)	5,849
Net income	$61,518	$8,180

Net income per share:
Basic	$.74	$.10
Diluted	.74	.10

Weighted-average shares outstanding:
Basic	83,179	82,251
Diluted	83,571	82,756

* Dow Jones Online subscription revenue was reclassified for all periods presented from Information Services revenue to Circulation revenue.

See notes to financial information on page 11.

Dow Jones & Company, Inc.
Segment Information
(Unaudited)

	Quarters Ended
(dollars in thousands)	March 31
	2006	2005

Revenues:
Consumer media(1)	$275,731	$243,057
Enterprise media(2)	96,856	90,853
Community media(3)	79,628	78,162
Consolidated revenues	$452,215	$412,072

Operating income (loss):
Consumer media	$(2,417)	$(6,906)
Enterprise media	23,516	21,315
Community media	10,334	13,330
Corporate	(9,116)	(10,770)
Segment operating income	22,317	16,969

Restructuring and other items	(20,878)	-
Consolidated operating income	$1,439	$16,969

Operating margin:
Consumer media	(0.9)%	(2.8)%
Enterprise media	24.3%	23.5%
Community media	13.0%	17.1%
Segment operating margin	4.9%	4.1%

Depreciation and amortization (D&A):
Consumer media	$16,368	$18,430
Enterprise media	5,500	5,683
Community media	3,298	2,940
Corporate	32	37
Consolidated D&A	$25,198	$27,090

(1) Consumer media includes The Wall Street Journal Franchise (including domestic and international print, online, television and radio); Barron’s Franchise (including print, online and conferences); and MarketWatch Franchise (including online, newsletter, television and radio)

(2) Enterprise media includes Dow Jones Newswires, Dow Jones Financial Information Services, Dow Jones Licensing Services and Dow Jones Indexes/Ventures
(3) Community media includes the Company’s portfolio of 15 daily and 19 weekly Ottaway community newspaper properties in nine states

See notes to financial information on page 11.

Dow Jones & Company, Inc.
Supplemental Segment Revenue Information
(Unaudited)

	Quarters Ended
(in thousands)	March 31
	2006	2005
Consumer media:
U.S. media (1):
Advertising	$178,171	$149,456
Circulation and other	81,247	76,789
Total U.S. media	259,418	226,245

International media (2):
Advertising	9,445	9,798
Circulation and other	6,868	7,014
Total international media	16,313	16,812

Total consumer media
Advertising	187,616	159,254
Circulation and other	88,115	83,803
Total consumer media	$275,731	$243,057

Enterprise media:
Dow Jones Newswires/FIS:
North America	$47,185	$45,739
International	18,361	16,753
Total Dow Jones Newswires / FIS	65,546	62,492

Dow Jones Indexes/Ventures	17,722	15,842
Dow Jones Licensing Services	13,588	12,519
Total enterprise media	$96,856	$90,853

Community media:
Advertising	$59,384	$57,948
Circulation and other	20,244	20,214
Total community media	$79,628	$78,162

Total segment revenues	$452,215	$412,072

(1) Includes the domestic Wall Street Journal Franchise (including print, online, television and radio);  Barron’s Franchise (including print, online and conferences); and MarketWatch Franchise (including online, newsletters, television and radio)

(2) Includes the international editions of the Journal and the Far Eastern Economic Review

See notes to financial information on page 11.

Dow Jones & Company, Inc.
Supplemental Segment Statistical Information
(Unaudited)

	Quarters Ended
(amounts in thousands)	March 31
Advertising revenue and volume increase/(decrease) (1):	2006	2005
The Wall Street Journal:
Total advertising revenue	17.9%	(7.8)%
Total advertising volume	14.9%	(8.0)%
General	10.6%	7.5%
Technology	0.9%	(19.5)%
Financial	12.2%	(27.8)%
Classified	31.4%	1.8%

International advertising revenue (2)	(3.6)%	(17.8)%
Barron’s advertising revenue	19.4%	(11.8)%
Barron's advertising volume	7.4%	(12.9)%
Ottaway advertising revenue	2.5%	1.9%
Ottaway Newspapers linage	(5.2)%	(2.6)%

Dow Jones Online statistics:
Dow Jones Online advertising revenue (3)	26%	146%
WSJ.com paid subscriptions	761	731
Barrons.com paid subscriptions	59	-
Average monthly unique visitors to WSJ.com	3,953	3,637
WSJ.com average monthly page views	109,613	85,677

Average monthly unique visitors to MarketWatch.com	5,760	7,155
MarketWatch.com average monthly page views	211,408	201,651

Average monthly unique visitors to Dow Jones Online(4)	8,537	9,620
Average monthly page views to Dow Jones Online	325,785	287,328

Other:
Dow Jones Newswires terminals	303	300

(1) General, technology and financial advertising for 2005 was reclassified to conform to the current year presentation.
(2) Includes the international editions of the Journal and the Far Eastern Economic Review.
(3) Includes MarketWatch, which was acquired January 21, 2005. On a pro-forma basis, advertising revenues in the first quarter of 2006 and 2005 were up 15% and 8%, respectively.
(4) Average monthly unique visitors to Dow Jones Online is from NielsenNetRatings and includes WSJ.com,
MarketWatch.com, BigCharts.com, Barron's Online, and the Journal's other vertical websites.

Dow Jones & Company

Note to Financial Information

1.  The Company’s calculation of net income, operating income and earnings per share excluding special items may not be comparable to similarly titled measures reported by other companies, since companies and investors may differ as to what type of events warrant adjustment.  Net income, operating income and earnings per share excluding special items are not measures of performance under generally accepted accounting principles and should not be construed as substitutes for consolidated net income, operating income and earnings per share as a measure of performance.  However, management uses these measures in comparing the Company’s historical performance and believes that they provide meaningful and comparable information to investors to assist in their analysis of the Company’s performance relative to prior periods and its competitors.

2.  Effective February 22, 2006, the Company established a new organizational structure pursuant to which it will organize and report its business segments around its three markets:  consumer media, enterprise media, and community media.  The Company was previously organized around its channels of distribution – print publishing, electronic publishing and community newspapers.  This new approach better aligns the Company’s organizational structure, leadership team, and franchises with its strategic and financial goals.  Previously reported segment results of operations were restated to reflect these changes, which did not impact total consolidated results of operations.  The Company continued to report certain administrative activities under corporate.

Consumer media comprises primarily The Wall Street Journal franchise (including domestic and international print, online, television and radio); and the relatively smaller Barron’s (including print, online and conferences) and MarketWatch franchises (including online, newsletters, television and radio).  The consumer media segment is an integrated business that offers business and financial information content to the consumer market around the globe.  It sells this content to gain readership and ultimately to earn revenue from advertisers and those readers.  The Company manages consumer media as one segment as their products largely comprise the global WSJ brand, and its sales, newsgathering and most production efforts are centralized and shared across the different editions and the pricing of our various offerings in the segment are highly integrated.

Enterprise media comprises product offerings under the Dow Jones brand and offers business and financial information content to other businesses and financial professionals around the globe.  Enterprise media, whose revenues are largely subscription based, is comprised of Dow Jones Newswires, Dow Jones Financial Information Services, Dow Jones Indexes and Reprints/Permissions and Dow Jones Licensing Services operations.

Community media includes the operations of Ottaway Newspapers, which publishes 15 daily newspapers and over 30 weekly newspapers and “shoppers” in nine states in the U.S.

3.  The following table reconciles reported results to income adjusted for special items for the quarters ended March 31, 2006 and 2005:

	Quarters Ended March 31
(in millions, except	2006			2005
per share amounts)	Operating	Net	EPS	Operating	Net	EPS

Reported income	$1.4	$61.5	$.74	$17.0	$8.2	$.10
Adjusted to remove:
Included in operating income:
Restructuring and other items (a)	(20.9)	(12.5)	(.15)
Included in non-operating income:
Contract guarantee (b)		62.6	.75		(1.3)	(0.2)
Adjusted income	$22.3	$11.4	$.14	$17.0	$9.5	$.11	*

*The sum of the individual amounts does not equal total due to rounding.

Dow Jones & Company

Note to Financial Information

(a) Restructuring and other items :

During the first quarter of 2006 , the Company recorded a charge of $ 20.9 million ($ 12.5 million, net of taxes) related to the restructuring of its business.   The charge primarily reflected employee severance related to the previously announced elimination of senior level positions as well as additional workforce reduction s at other areas of our business identified as part of the reorganization during the quarter .  In total, approximately 65 full time employees were affected.

Restructuring and other items are not included in segment expenses as management evaluates segment results exclusive of these items.  For information purposes, restructuring and other items allocable to each segment and corporate for the three months ended March 31, 2006 were as follows:

Quarter Ended
March 31
(in thousands)	2006

Consumer media	$11,601
Enterprise media	3,626
Community media	1,132
Corporate	4,519
Total	$20,878

(b) Contract guarantee:

On March 13, 2006, the Company entered into a definitive settlement agreement to conclude all litigation relating to its obligations under a contract guarantee issued in 1995 to Cantor Fitzgerald Securities (Cantor) and Market Data Corporation (MDC).  Pursuant to the settlement agreement, the Company agreed to pay an aggregate of $202 million to Cantor and MDC which was below the $265 million the Company had previously reserved.  Accordingly, the Company recorded a benefit in the first quarter of 2006 of $62.6 million ($0.75 per diluted share).  The first quarter of 2005 included charges related to the accretion of the discount on the reserve balance of $1.3 million ($.02 per diluted share).

For tax purposes, the settlement payment was treated as a capital loss which the Company could carryforward for five years as an offset to capital gains.  The Company could not conclude that it was more likely than not that it would realize any net tax savings from capital loss carryforwards prior to their expiration and therefore has established a full valuation allowance on the capital loss carryforward as of March 31, 2006.

In the first quarter of 2006, the Company paid $200 million of the settlement amount, while the remaining $2 million was paid in April.  The Company has initially financed the payment with commercial paper.  Additionally, on March 27, 2006, the Company entered into a $250 million 18-month credit agreement to support this increased balance of commercial paper outstanding.  The Company expects to incur approximately $7.5 million ($.05 per diluted share) of additional interest expense in 2006 and is currently evaluating a number of alternatives to refinance a portion of its commercial paper on a long-term basis.

Dow Jones & Company

Note to Financial Information

4. Summarized financial information for 50% held equity-basis investments in associated companies were as follows (amounts are at 100% levels):

(in thousands)	Quarters Ended March 31
	2006	2005
Factiva
Revenues	$70,762	$68,180
Operating income	2,781	3,678
Depreciation and amortization	2,475	2,780

SmartMoney
Revenues	$14,280	$12,758
Operating income (loss)	1,277	(99)
Depreciation and amortization	109	124